FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: February 8, 2018

MAXIMUS Reports First Quarter Results and Raises Fiscal 2018 Earnings Guidance
as a Result of Tax Reform Benefits in the United States

(RESTON, Va. - February 8, 2018) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months ended December 31, 2017.

Highlights for the first quarter of fiscal year 2018 include:

•	Revenue of $623.1 million

•	Diluted earnings per share of $0.89 compared to $0.71 for the same period last year

•	Cash flows from operations of $37.9 million and free cash flow of $31.4 million

•	Year-to-date signed contract awards of $1.2 billion and contracts pending (awarded but unsigned) of
$236.0 million at December 31, 2017

•	Sales pipeline of $3.2 billion at December 31, 2017

•	Updated fiscal 2018 diluted earnings per share guidance to range between $3.30 and $3.50 due to the benefits from U.S. tax reform

For the first quarter of fiscal 2018, revenue increased 3% to $623.1 million compared to $607.6 million reported for the same period last year. The increase was driven by revenue increases in the Health Services and Human Services Segments, including favorable foreign exchange movements, which offset expected revenue declines in the U.S. Federal Services Segment in the quarter.

Total company operating margin for the first quarter of fiscal 2018 improved 70 basis points to 12.8% compared to the prior-year period.

For the first quarter of fiscal 2018, net income attributable to MAXIMUS totaled $59.1 million (or $0.89 of diluted earnings per share). This compares to fiscal 2017 first quarter diluted earnings per share of $0.71.

The passage of the Tax Cuts and Jobs Act on December 22, 2017 in the United States creates significant benefits for MAXIMUS. The reduction of the corporate income tax rate in the U.S. will increase the Company's earnings and cash flow. Excluding the benefits from U.S. tax reform, diluted earnings per share would have been $0.78 for the first quarter of fiscal 2018.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

Health Services Segment
Health Services Segment revenue for the first quarter of fiscal 2018 increased 3% to $352.1 million compared to $340.7 million reported for the same period last year. The increase in revenue was driven by organic growth and favorable currency exchange movements. On a constant currency basis, segment revenue growth would have been 2%.

Operating margin for the first quarter of fiscal 2018 was 16.4% compared to 14.7% reported for the prior-year period. Operating margin expansion reflects a portfolio of contracts at varying stages of maturity, as well as improved service delivery on the Health Assessment Advisory Service contract compared to the prior-year period.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal 2018 decreased 6% to $133.0 million compared to $141.3 million reported for the same period last year. As previously disclosed, the lower revenue was largely due to some contracts that ended, including the wind down of the Company's subcontract supporting a program with the U.S. Department of Veterans Affairs. This subcontract ended in April 2017.

Operating margin for the first quarter of fiscal 2018 was 12.6% compared to 12.7% reported for the prior-year period.

Human Services Segment
Human Services Segment revenue for the first quarter of fiscal 2018 increased 10% to $138.1 million compared to $125.5 million reported for the same period last year. The increase in revenue was driven by higher levels of pass-through revenue from the Company's Australian operations, and to a lesser extent, favorable foreign exchange movements, both of which offset the expected wind down of the Work Programme in the United Kingdom.

Operating margin for the first quarter of fiscal 2018 was 5.8% compared to 9.4% reported for the prior-year period. As expected, operating margin was unfavorably impacted by a number of new contracts that are in the start-up phase and the aforementioned pass-through revenue in Australia.

Sales and Pipeline
Year-to-date signed contract awards at December 31, 2017 totaled $1.2 billion and contracts pending (awarded but unsigned) totaled $236.0 million.

The sales pipeline at December 31, 2017 was $3.2 billion (comprised of approximately $1.0 billion in proposals pending, $0.2 billion in proposals in preparation, and $1.9 billion in opportunities tracking). This compares to a pipeline of $2.4 billion at September 30, 2017.

Balance Sheet and Cash Flows
Cash and cash equivalents at December 31, 2017 totaled $196.9 million. For the three months ended
December 31, 2017, cash flows from operations totaled $37.9 million, with free cash flow of $31.4 million.

At December 31, 2017, days sales outstanding (DSO) were 69 and consistent with the prior year.

On November 30, 2017, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On January 11, 2018, the Company announced a $0.045 per share cash dividend, payable on February 28, 2018 to shareholders of record on February 15, 2018.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

Outlook
MAXIMUS continues to expect revenue to range between $2.475 billion and $2.550 billion for fiscal 2018 with a bias toward the lower half of the range due to contracts that are ending in the U.S. Federal Services Segment, including temporary work in support of federal disaster relief efforts that came to an end earlier than expected.

MAXIMUS has historically paid a high income tax rate in the United States and the majority of its earnings are also derived in the U.S. As a result of the benefits of tax reform in the U.S., the Company expects that its fiscal 2018 earnings will benefit by approximately $0.35 of diluted earnings per share and estimates its effective income tax rate for fiscal 2018 will range between 26% and 28%. As a result, the Company is raising its fiscal 2018 earnings guidance and now expects GAAP diluted earnings per share to range between $3.30 and $3.50 for fiscal 2018. This compares to the Company's prior guidance of $2.95 to $3.15.

The Company’s guidance does not include any future acquisitions or future legal expenses or recoveries.

"In the near-term, MAXIMUS is focusing on the role of digital technology and clinical expertise to enhance our competitive position, help drive efficiencies, and improve overall service delivery. The benefit of U.S. tax reform enables us to invest more capital and resources to bring our current capacity for innovation and delivery to the next level. Our long-term growth strategy of growing in our current core markets, moving into adjacent markets and geographies, and incorporating new platforms provides us with multiple paths. This strategy will naturally evolve, but we believe it provides us with the flexibility to meet the changing needs of our clients and capitalize on emerging opportunities in dynamic global markets," commented MAXIMUS CEO Richard A. Montoni.

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, February 8, 2018, at 9:00 a.m. (ET). The call is open to the public and is available by webcast at http://investor.maximus.com or by phone at:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 22, 2018. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13675721

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 20,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

In this news release, we use the non-GAAP measures organic revenue growth, constant currency movement and free cash flow. A description of these measures, including a description of our use of these measures and our methodology for calculating them, is included in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2017. We have included a reconciliation of free cash flow to cash flows from operations in this news release.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2017	2016
Revenue	$623,148	$607,564
Cost of revenue	471,188	462,746
Gross profit	151,960	144,818
Selling, general and administrative expenses	69,559	65,398
Amortization of intangible assets	2,718	3,402
Restructuring costs	—	2,242
Operating income	79,683	73,776
Interest expense	168	849
Other income, net	287	263
Income before income taxes	79,802	73,190
Provision for income taxes	19,850	26,861
Net income	59,952	46,329
Income/(loss) attributable to noncontrolling interests	861	(335)
Net income attributable to MAXIMUS	$59,091	$46,664
Basic earnings per share attributable to MAXIMUS	$0.90	$0.71
Diluted earnings per share attributable to MAXIMUS	$0.89	$0.71
Dividends paid per share	$0.045	$0.045
Weighted average shares outstanding:
Basic	65,866	65,770
Diluted	66,177	66,020

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2017	September 30, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$196,905	$166,252
Accounts receivable — billed and billable	438,995	394,338
Accounts receivable — unbilled	30,944	36,475
Income taxes receivable	2,086	4,528
Prepaid expenses and other current assets	49,919	55,649
Total current assets	718,849	657,242
Property and equipment, net	95,931	101,651
Capitalized software, net	24,629	26,748
Goodwill	403,261	402,976
Intangible assets, net	96,138	98,769
Deferred contract costs, net	14,901	16,298
Deferred compensation plan assets	29,826	28,548
Deferred income taxes	7,679	7,691
Other assets	10,316	10,739
Total assets	$1,401,530	$1,350,662
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$133,408	$122,083
Accrued compensation and benefits	67,304	105,667
Deferred revenue	63,185	71,722
Income taxes payable	2,794	4,703
Other liabilities	12,565	12,091
Total current liabilities	279,256	316,266
Deferred revenue, less current portion	24,264	28,182
Deferred income taxes	25,914	20,106
Long-term debt	12,050	527
Deferred compensation plan liabilities, less current portion	34,162	30,707
Other liabilities	18,232	9,106
Total liabilities	393,878	404,894
Shareholders’ equity:
Common stock, no par value	481,261	475,592
Accumulated other comprehensive loss	(27,304)	(27,619)
Retained earnings	547,151	492,112
Total MAXIMUS shareholders’ equity	1,001,108	940,085
Noncontrolling interests	6,544	5,683
Total equity	1,007,652	945,768
Total liabilities and equity	$1,401,530	$1,350,662

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2017	2016
Cash flows from operations:
Net income	$59,952	$46,329
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	13,719	14,562
Amortization of intangible assets	2,718	3,402
Deferred income taxes	5,707	5,910
Stock compensation expense	5,402	4,889

Change in assets and liabilities:
Accounts receivable — billed and billable	(44,381)	14,687
Accounts receivable — unbilled	5,535	(1,998)
Prepaid expenses and other current assets	6,019	6,245
Deferred contract costs	1,413	44
Accounts payable and accrued liabilities	11,387	(14,575)
Accrued compensation and benefits	(29,588)	(17,237)
Deferred revenue	(12,405)	(10,096)
Income taxes	9,642	16,902
Other assets and liabilities	2,748	2,076
Cash flows from operations	37,868	71,140

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(6,514)	(7,768)
Proceeds from the sale of a business	—	385
Other	45	43
Cash used in investing activities	(6,469)	(7,340)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(2,930)	(2,920)
Repurchases of common stock	(1,038)	(28,767)
Tax withholding related to RSU vesting	(8,529)	(9,255)
Borrowings under credit facility	59,683	65,000
Repayment of credit facility and other long-term debt	(48,156)	(80,067)
Other	—	(1,145)
Cash used in financing activities	(970)	(57,154)

Effect of exchange rate changes on cash and cash equivalents	224	(3,078)

Net increase in cash and cash equivalents	30,653	3,568

Cash and cash equivalents, beginning of period	166,252	66,199

Cash and cash equivalents, end of period	$196,905	$69,767

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MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2017	% (1)	2016	% (1)
Revenue:
Health Services	$352,090	100%	$340,729	100%
U.S. Federal Services	132,983	100%	141,298	100%
Human Services	138,075	100%	125,537	100%
Total	$623,148	100%	$607,564	100%

Gross Profit:
Health Services	$91,056	25.9%	$78,234	23.0%
U.S. Federal Services	33,358	25.1%	37,576	26.6%
Human Services	27,546	20.0%	29,008	23.1%
Total	$151,960	24.4%	$144,818	23.8%

Selling, general, and administrative expense:
Health Services	$33,416	9.5%	$28,107	8.2%
U.S. Federal Services	16,648	12.5%	19,695	13.9%
Human Services	19,495	14.1%	17,239	13.7%
Other (3)	—	NM	357	NM
Total	$69,559	11.2%	$65,398	10.8%

Operating income:
Health Services	$57,640	16.4%	$50,127	14.7%
U.S. Federal Services	16,710	12.6%	17,881	12.7%
Human Services	8,051	5.8%	11,769	9.4%
Amortization of intangible assets	(2,718)	NM	(3,402)	NM
Restructuring costs (2)	—	NM	(2,242)	NM
Other (3)	—	NM	(357)	NM
Total	$79,683	12.8%	$73,776	12.1%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)	During fiscal year 2017, we incurred costs in restructuring our United Kingdom Human Services business.

(3)
Other costs and credits relate to SG&A balances that do not relate directly to segment business activities. During the three months ended December 31, 2016, we incurred $0.4 million of legal costs related to a matter that occurred in fiscal year 2009. This matter was settled in the third quarter of fiscal year 2017.

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MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2017	2016
Cash flows from operations	$37,868	$71,140
Purchases of property and equipment and capitalized software costs	(6,514)	(7,768)
Free cash flow	$31,354	$63,372

-XXX-

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM